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SETTLEMENT AGREEMENT

by and between certain

Pacific Hydro Parties

and
Western Wind Energy Parties

28 September 2007

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i

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Schedules

ii

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SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is entered into as of the 28th day of September, 2007, by and between PACIFIC HYDRO PTY LTD. ACN 057 279 508 (formerly known as Pacific Hydro Ltd.), an Australian corporation (“PHL”); PACIFIC HYDRO INTERNATIONAL PTY. LTD. ACN 073 323 109, an Australian corporation (“PHI”); PACIFIC HYDRO US HOLDINGS, INC., a Delaware corporation (“PHUS”); WESTERN WIND ENERGY CORP., a British Columbia corporation (“WWE”); VERDE RESOURCES CORPORATION, an Arizona corporation (“Verde”); MESA WIND POWER CORPORATION (formerly known as PAMC Management Corporation), a Delaware corporation (“Mesa”); AERO ENERGY LLC, a California limited liability company (“Aero”); EASTERN WIND POWER INC., a New Brunswick, Canada corporation (“Eastern Wind”); who are collectively referred to herein as the “Parties.”

Recitals

Relationships Between the Parties

A.	Verde, Aero, and Eastern Wind are wholly-owned subsidiaries of WWE. Mesa is a wholly-owned subsidiary of Verde. Herein, WWE, Verde, Aero, Mesa, and Eastern Wind are referenced as the “WWE Parties.”

B.

PHUS is a wholly-owned subsidiary of PHI, which in turn is a wholly-owned subsidiary of Pacific Infrastructure Pty Ltd., which in turn is a wholly-owned subsidiary of PHL. Herein, PHUS, PHL, and PHI are referenced as the “Pacific Parties.”

C.	Verde and PHUS are the two members of Steel Park LLC, a Delaware limited liability company (“Steel Park”).

D.

The Parties are parties to various business agreements, specifically those listed on Schedule A attached hereto, pursuant to which, among other things, PHI, through a series of private placements in 2005 and 2006, subscribed for units of WWE, such units being comprised of one common share and one share purchase warrant, and PHI made a loan (the “Loan”) of U.S. $13,400,000 to WWE for the acquisition of Mesa (then known as PAMC Management Corporation), which owns all of the property that comprises that certain 29.9 megawatt wind facility consisting of approximately 460

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turbines, located in the San Gorgonio Pass, near Palm Springs, California, U.S.A. (collectively, the “Mesa Project”).

E.	The following legal proceedings are currently pending between the Parties:

Pacific Hydro International Pty. Ltd. v. Western Wind Energy Corp., Supreme Court of British Columbia file No. S067243, Pacific Hydro International Pty. Ltd. v. Western Wind Energy Corp., Supreme Court of British Columbia file No. S067154 and Pacific Hydro Pty Ltd (ACN 31 057 279 508) and Western Wind Energy Corporation, Supreme Court of Victoria at Melbourne, Commercial and Equity Division, Commercial List, file No. 2089 of 2006 folio 6045 (collectively, the “Actions”).

The Turbine Assets and MPS Agreements

F.

On or about March 20, 2006, WWE entered into a Wind Turbine Supply Agreement with Mitsubishi Power Systems, Inc. (“MPS”), under the terms of which WWE agreed to purchase fifteen units of MHI MWT-62-1MW wind turbines and generators, together with towers and certain ancillary equipment described in the Turbine Supply Agreement. On or about March 20, 2006, WWE also entered into a Wind Turbine Maintenance and Service Agreement with MPS. In 2006, WWE assigned its rights under these agreements (collectively with the above described turbines, towers, and ancillary equipment, the “Turbine Assets”) to Steel Park, with the consent of MPS. PHL has advanced over U.S. $10,800,000 to MPS for the purchase of the Turbine Assets. WWE advanced U.S. $3,300,000 for the purchase of the Turbine Assets.

Objectives

G.

The Parties wish to terminate the relationship of Verde and PHUS as co- members of Steel Park through a Phase I Closing and to settle all other issues between the Parties through a Phase II Deposit and related procedures, all on the terms and conditions set forth below.

Terms and Conditions

NOW THEREFORE, in consideration of their mutual covenants, acknowledgments and obligations set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

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Section 1 -	Recitals; Schedules; Defined Terms

1.1	The Parties acknowledge and agree that the foregoing recitals are true and accurate.

1.2	The following schedules referred to herein form integral parts of this Agreement:

Schedule A:	List of the Parties’ Prior Agreements

Schedule B:	Form of legal opinion to be provided by WWE Parties

Schedule C:	Form of legal opinion to be provided by Pacific Parties

Schedule D:	List of Steel Park Assets to be Distributed to Verde

Schedule E:	Assignment of Membership Interest in Steel Park, LLC

Schedule F:	Form of Resignations of Verde-Nominated Managers at Steel Park

Schedule G:	Joint Instructions to Transaction Agent

Schedule H:	Assignment Separate from Certificate of Mesa Shares from Verde to PHUS or Assigns

Schedule I:	Form of Resignations of Officers and Directors of Mesa

Schedule J:	Mesa Board of Directors Resolution

Schedule K:	Authorization by PHUS for Transaction Agent to file UCC Termination Statements

Schedule L:	Forms of Consents to Dismissal or Discontinuance of Claims in the Actions

Schedule M:	Form of NLG Letter

Schedule N:	Mesa Project Monthly Report Form

Schedule O:	List of proceedings in which WWE Parties are parties

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1.3

Capitalized terms used in this Agreement have the definitions set forth in the respective sections identified below, regardless of whether the definitions appear before or after the first use of such terms:

Defined Term	Section Where Defined

Actions	Recital E

Aero	Preamble

Agreement	Preamble

Approval Date	Section 3.3

REDACTED	REDACTED

Claims	Section 12.2

Consents to Dismissal and Discontinuance	Section 13.1

Contact Person	Section 18.1

Current Loan Balance	Section 6.1(d)

Eastern Wind	Preamble

Event of Default	Section 16.1

Forbearance Period	Section 8.4

Interest Amount	Section 6.1(c)

Interest Differential	Section 6.1(c)

January 2, 2007 Loan Balance	Section 6.1(b)

Joint Instructions	Section 7.1

LIBOR	Section 6.3(b)

Loan	Recital D

Loan Agreement	Section 6.1(b)

Mesa	Preamble

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Mesa Project	Recital D

Mesa Resolution	Section 8.7(d)

MPS	Recital F

NLG	Section 13.3

NLG Letter	Section 13.3

Non-Defaulting Side	Section 17.1

Pacific Parties	Recital B

Parties	Preamble

Parties’ Contact Information	Section 18.1

Pre-2007 Interest	Section 6.1(b)

Phase I Closing	Section 4.1

Phase I Closing Date	Section 4.2

Phase II Closing	Section 7.5

Phase II Closing Date	Section 7.6

Phase II Deposit	Section 7.2

Phase II Deposit Date	Section 7.3

Phase II Provisions	Section 2.2

PHI	Preamble

PHL	Preamble

PHUS	Preamble

PHUS Certification	Section 5.2(a)

Pledge Agreement	Section 8.1

Principal Outstanding	Section 6.1(a)

Reporting Period	Section 14.2(c)

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Resignations	Section 8.7(c)

Security Agreement	Section 8.12

Settlement Amount	Section 6.3(a)

Settlement Interest Rate	Section 6.3(b)

Shareholder Approval	Section 3.3

Shareholder Rejection	Section 3.3

Special WWE Default	Section 16.2

Statement	Section 19.1

Steel Park	Recital C

REDACTED	REDACTED

Transaction Agent	Section 7.1

TSX Letter	Section 3.1

Turbine Assets	Recital F

Turbine Assets Sale Price	Section 5.7(a)

UCC	Section 8.1

Verde	Preamble

Verde Distributed Steel Park Assets	Section 5.1(a)

WWE Parties	Recital A

WWE Parties’ Non-Released Obligations	Section 12.2

REDACTED	REDACTED

WWE/Verde Certification	Section 5.2(b)

Section 2 -	Conditions Precedent

2.1	The following are conditions precedent to the effectiveness of this Agreement:

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(a)	Each of the Parties shall sign this Agreement and deliver it to the other Parties by no later than September 28, 2007.

(b)

By no later than the date each of the Parties signs this Agreement, (i) the board of directors or similar governing body of each of the Parties shall have approved the execution and performance of this Agreement and all agreements and other documents referenced in this Agreement or otherwise necessary to effect the transactions contemplated in this Agreement, other than Shareholder Approval; and (ii) each of the WWE Parties shall have delivered to each of the Pacific Parties, and each of the Pacific Parties shall have delivered to each of the WWE Parties, a copy of the resolution approving its execution and performance of this Agreement and all agreements and other documents referenced in this Agreement or otherwise necessary to effect the transactions contemplated in this Agreement, and confirming that, upon mutual execution by all of the Parties, this Agreement shall be valid and binding upon that Party.

2.2

The Parties intend that the Parties’ rights, duties, and obligations set forth in this Agreement that require Shareholder Approval shall be effective only upon satisfaction of the additional condition precedent of Shareholder Approval. In particular, but without limitation, the Parties’ rights, duties, and obligations set forth in Sections 8, 9, 10, 11, 12 and 13 of this Agreement (collectively, the “Phase II Provisions”) shall be effective only as of the Approval Date. It is expressly understood and agreed that the provisions of Section 3 are binding upon the WWE Parties notwithstanding Shareholder Approval.

Section 3	- Provisions Pertaining to the TSX Venture and Shareholder Approval

3.1

WWE shall endeavor in good faith, and shall use diligent efforts, to obtain, on or prior to October 2, 2007 confirmation from the TSX Venture by letter or by e-mail that WWE may proceed to close the transactions contemplated by this Agreement (a “TSX Letter”). In applying to the TSX Venture for a TSX Letter, WWE shall provide the TSX Venture with a copy of this Agreement. A TSX Letter may consist of confirmation from the TSX Venture that such closing may occur prior to the filing of a formal submission with the TSX Venture. The parties acknowledge that despite WWE's diligent good faith efforts, a TSX Letter may not be issued by October 2, 2007, and in such case, WWE agrees to continue its diligent good faith efforts to obtain a TSX Letter as soon as possible thereafter. WWE further agrees that if it experiences delay in obtaining a TSX Letter approving all of the transactions contemplated by this Agreement, it will make diligent good faith efforts to obtain written

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confirmation from the TSX Venture that it may proceed with the Phase I Closing notwithstanding that approval for the balance of the transactions contemplated by this Agreement has not yet been obtained.

3.2

The Pacific Parties shall be entitled to have a representative attend and participate in all meetings, including telephonic meetings (other than routine telephone discussions relating to the scheduling of meetings or conference calls) WWE may have with the TSX Venture regarding any aspect of this Agreement or the TSX Venture’s approval of this Agreement. WWE shall not meet or confer with the TSX Venture in connection with this Agreement without at least one designated representative of the Pacific Parties having the opportunity to be present.

3.3

WWE shall (i) seek approval by its shareholders of a special resolution satisfying the requirements of section 301(1)(b) of the Business Corporations Act (British Columbia) of the transactions contemplated by this Agreement (“Shareholder Approval”) at its annual general meeting on October 25, 2007, (ii) take all reasonable steps to encourage and support Shareholder Approval, including without limitation the favorable recommendation of its officers and board of directors, (iii) do nothing, and ensure that the other WWE Parties do nothing, either directly or indirectly, with the intent and effect of delaying or discouraging Shareholder Approval, and (iv) attempt to expedite and facilitate Shareholder Approval. The date of Shareholder Approval shall be the “Approval Date” A “Shareholder Rejection” shall be if a vote of WWE’s shareholders who are eligible to vote in connection with Shareholder Approval does not result in Shareholder Approval.

Section 4 -	The Phase I Closing

4.1

The term “Phase I Closing,” as used herein, means the timely delivery to each of the specified Parties of the documents, instruments, and other items due from any of the Parties to any of the other Parties pursuant to Section 5 of this Agreement, duly executed and otherwise in a form and manner that enable the transactions contemplated in this Agreement to be effective and/or consummated.

4.2

The Phase I Closing shall occur on a date (the “Phase I Closing Date”) that is within two business days following the later of: (a) the satisfaction of the conditions precedent set forth in Section 2.1; (b) receipt by WWE of a TSX Letter or receipt of other written confirmation from the TSX Venture that that expressly permits WWE to proceed with the Phase I Closing; and (c) satisfaction by WWE of all conditions imposed by the TSX Venture which must be satisfied prior to the Phase I Closing.

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Section 5 -	Actions Relating to Steel Park

5.1	By the Phase I Closing Date:

(a)

PHUS and Verde shall cause Steel Park to deliver to Verde all documents necessary to distribute any assets of Steel Park listed in Schedule D (the “Verde Distributed Steel Park Assets”), including, without limitation, the name “Steel Park,” and PHUS shall promptly thereafter change the name of Steel Park by appropriate legal means. Any and all Verde Distributed Steel Park Assets shall be transferred subject to all liens and encumbrances in favor of original vendors and in “AS-IS, WHERE-IS” condition. Neither Steel Park nor PHUS makes any representations or warranties regarding any Verde Distributed Steel Park Assets, including, without limitation, warranties of merchantability or fitness for any particular use. The WWE Parties acknowledge that, as of the date of this Agreement, they are in possession of all of the items listed in Schedule D, other than the name “Steel Park.”

(b)

Contemporaneously with the delivery of the documents, if any, to be delivered to Verde pursuant to Section 5.1(a), Verde shall deliver to PHUS a duly executed assignment of all of Verde’s interests in Steel Park to PHUS, free and clear of any liens, claims or encumbrances, substantially in the form of Schedule E.

(c)

Contemporaneously with the delivery of the assignment pursuant to Section 5.1(b), Verde shall deliver to PHUS the duly executed resignations of each person holding a management position with Steel Park who was nominated to that position by Verde or is an employee, officer, director, or other representative of Verde, in the form attached hereto as Schedule F.

5.2	Prior to or at the time of signing this Agreement:

(a)

PHUS shall provide WWE with a statement of the then current assets and liabilities of Steel Park, together with a list of all contracts, obligations and contingent liabilities of Steel Park, other than any contracts, obligations, and liabilities created by any one or more of the WWE Parties that have not been disclosed to PHUS, which statement shall be certified as true and correct and complete by an officer of PHUS to the best of his or her knowledge (the “PHUS Certification”).

(b) WWE and Verde shall provide PHUS with a writing, certified as true and correct and complete by an officer of WWE and an officer of Verde

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(the “WWE/Verde Certification.”) stating that, to the best of their knowledge, there are no contracts, obligations, or liabilities of Steel Park, either existing or contingent, other than (i) those listed in the PHUS Certification and (ii) any additional contracts, obligations, or liabilities of Steel Park listed in the WWE/Verde Certification.

5.3

The WWE Parties shall not create, attempt to create, or permit the creation of any contracts, obligations, or liabilities on behalf of Steel Park that are not disclosed on the WWE/Verde Certification or the PHUS Certification. The WWE Parties hereby represent to the Pacific Parties that no additional contracts, obligations, or liabilities of Steel Park will exist as of the Phase I Closing Date as a result of any action or omission by any of the WWE Parties.

5.4	At the Phase I Closing, as consideration for the transfer of Verde’s membership interest in Steel Park, the Current Loan Balance shall be adjusted as defined in and as provided in Section 6.

5.5

From and after the Phase I Closing Date, the Pacific Parties shall indemnify Verde against, and shall defend and hold Verde harmless from, any and all claims, actions, and causes of action and resulting losses, liability, and expenses (including reasonable attorneys’ fees and costs of litigation and appeals) arising from or relating to Steel Park as of the Phase I Closing Date, but excluding those listed in the WWE/Verde Certification or which were known to the WWE Parties as of the Phase I Closing Date and not included in either the WWE/Verde Certification or the PHUS Certification. The Pacific Parties acknowledge and agree that, except to the extent the WWE/Verde Certification is either inaccurate, or any of the WWE Parties fails to comply with the covenant set forth in Section 5.3, or the representation in Section 5.3 is not true as of the Phase I Closing Date, (a) there is no basis to file a bankruptcy petition on behalf of Steel Park, (b) the Pacific Parties shall not cause Steel Park to file a bankruptcy petition, and (c) the Pacific Parties shall ensure that the claims of any and all of Steel Park’s creditors will be satisfied or compromised in such a manner that no Steel Park creditor will have a basis upon which to file an involuntary bankruptcy petition against Steel Park in the case of clauses (b) and (c), for a period long enough to ensure that the transfer of the Verde Distributed Steel Park Assets may not be set aside in bankruptcy.

5.6

From and after the Phase I Closing Date, the WWE Parties shall indemnify Steel Park and the Pacific Parties against, and shall defend and hold them harmless from, any and all claims, actions, and causes of action and resulting losses, liability, and expenses (including reasonable attorneys’ fees and costs of litigation and appeals) arising from or relating to liabilities either (a) listed on the WWE/Verde Certification or which were known to the WWE Parties

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as of the Phase I Closing Date and not included in either the WWE/Verde Certification or the PHUS Certification.

5.7

If the Phase I Closing occurs and either Party discovers that any item that should have been transferred from Steel Park to any WWE Party, was not so transferred, PHUS shall cause such transfer to promptly occur such that the only assets remaining in Steel Park are the Turbine Assets, rights under the agreements with MPS referred to in Recital F, certain electrical equipment purchased by PHUS or Steel Park from ABB Inc., as described in or related to the ABB Substation Agreement or Firm Proposal 414026, and any rights to returns and/or refunds related to that equipment.

5.8

If the Phase I Closing occurs and there is no Phase II Closing for any reason, the Pacific Parties shall pay the following to Verde within five business days following the later of (i) the date PHUS reasonably determines that the Phase II Closing will not occur and (ii) PHUS’s sale of the Turbine Assets or of Steel Park:

From the net sales price PHUS actually receives upon the sale of the Turbine Assets or of Steel Park (the “Turbine Assets Sale Price”), the Pacific Parties will pay to Verde an amount equal to the product of (a) the fraction resulting from dividing the Turbine Assets Sales Price by U.S. $16,500,000, and (b) U.S. $3,300,000, minus the Interest Amount, up to a maximum amount no greater than the Interest Differential, as described in the following formula (all amounts in U.S. dollars):

((Turbine Assets Sales Price /$16,500,000) X $3,300,000) – Interest Amount = payment, but not > Interest Differential

By way of example only, if the Turbine Assets Sale Price were U.S. $13,000,000 and the Interest Differential were U.S. $1,800,000, PHUS would pay Verde U.S. $1,400,000, which is the product obtained by multiplying U.S. $3,300,000 by the fraction U.S. $13,000,000/16,500,000 and subtracting U.S. $1,200,000.

(($13,000,000/$16,500,000) X $3,300,000) – $1,200,000 = $1,400,000

5.9

Subject to the retention provisions of the last sentence in this Section 5.9, if the Phase I Closing occurs, PHUS shall endeavor in good faith to sell the Turbine Assets following the Phase I Closing in an arm’s-length transaction to a third party. The Parties recognize that PHUS has a financial incentive to maximize the Turbine Assets Sale Price for its own benefit, but acknowledge and agree that PHUS shall have no duty or obligation, to any of the WWE Parties with respect to the amount, timing, or terms of payment of the Turbine Assets Sale

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Price. If the Phase I Closing occurs and there is no Phase II Closing for any reason, in the event PHUS or Steel Park elects, at any time, to retain and utilize the Turbine Assets for a project in which any Pacific Party or an affiliate will have a material interest, such election shall be deemed to be a sale at a price that would yield the maximum payment to Verde pursuant to the provisions of Section 5.8.

5.10

Notwithstanding anything to the contrary contained herein, any obligation under Section 5.8 and/or Section 5.9 shall expire in the event that the WWE Parties obtain the benefit of a U.S. $3,000,000 credit in an action pursuant to Section 17.

5.11

The WWE Parties shall, by no later than the Phase I Closing Date and as part of the Phase I Closing, provide PHUS with a letter, deliverable to one or more prospective purchasers of the Turbine Assets and signed on behalf of all of the WWE Parties, confirming that the title to be transferred upon the sale of the Turbine Assets shall be free and clear of any claim or interest of any of the WWE Parties in the Turbine Assets. The execution and delivery of such a letter shall not be construed in any way as limiting the rights of any of the WWE Parties to receive a portion of the Turbine Assets Sale Price as provided in this Agreement.

Section 6 -	Adjustments to the Loan

6.1	The Parties hereby acknowledge and agree that:

(a)	The Principal balance outstanding (the “Principal Outstanding”) on the Loan at all times has been and remains U.S. $13,400,000.

(b)

The interest accrued to January 1, 2007 on the Principal Outstanding at the rate provided in the Loan Agreement identified in Schedule A (the “Loan Agreement”) is U.S. $675,039 (the “Pre-2007 Interest”). The amount equal to the Pre-2007 Interest plus the Principal Amount is herein referred to as the “January 1, 2007 Loan Balance.”

(c)

The interest accrued and accruing on the January 1, 2007 Loan Balance at the Settlement Interest Rate, from January 1, 2007 through the date of this Agreement, totals U.S. $790,880. That amount, together with the Pre-2007 Interest, equals U.S. $1,465,919 (the “Interest Amount).” The difference between the Interest Amount and U.S. $3,000,000 equals U.S. $1,534,081, which is herein referred to as the “Interest Differential.”

(d)	Subject to the satisfaction of the conditions set forth in Section 2.1 and the resulting application of the Settlement Interest Rate, the total

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Principal Outstanding plus the Interest Amount as of the date of this Agreement is U.S. $14,865,919 (the “Current Loan Balance”).

6.2	If the Phase I Closing occurs and the deliveries required by Section 5.1 are completed, the Interest Amount shall be credited against the Current Loan Balance.

6.3	The following provisions shall apply only if there is a Phase II Deposit:

(a)	The “Settlement Amount” shall be equal to the Principal Outstanding, minus the Interest Differential, plus interest at the Settlement Interest Rate from the date hereof.

(b)

The “Settlement Interest Rate” shall be a floating interest rate that is at all times 2.25 percent above the 30 day London Inter-bank Offered Rate (“LIBOR”), as announced from time to time, provided that if LIBOR is no longer available, the interest rate shall be calculated at a reasonably equivalent rate based upon the replacement or successor index to LIBOR or, if no replacement or successor index is available, the index most similar to LIBOR then available (with any replacement index and rate being determined by PHUS in its reasonable discretion).

(c)

The interest component of the Settlement Amount shall be calculated as follows: Interest shall be deemed to have accrued on the January 1, 2007 Loan Balance at the Settlement Interest Rate from January 1, 2007 to the date of this Agreement. Interest shall be deemed to accrue at the Settlement Interest Rate on the Principal Outstanding minus the Interest Differential from and after the date of this Agreement and continuing through the date within the Forbearance Period on which the WWE Parties deliver to the Transaction Agent the Settlement Amount (including all interest as calculated pursuant hereto), with instructions that the Settlement Amount be delivered to PHUS, which instructions the Transaction Agent is not barred by law from following and is otherwise able to follow.

6.4

If no Phase II Deposit occurs, or there is no Phase II Closing for any reason, the calculation of the Settlement Amount shall be disregarded and the amount owed on the Loan shall be the Principal Outstanding plus interest from the date of this Agreement at the interest rate provided for in the Loan Agreement.

6.5

Subject only to the forbearance provisions of this Agreement, nothing herein shall be deemed or argued to be a waiver, limitation, or impairment by PHI or PHUS of any and all rights and remedies either or both of them may have

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arising from or relating to the Loan Agreement, including without limitation the right to seek transfer or conveyance of the Mesa Shares to PHI or PHUS.

Section 7 -	The Transaction Agent; Phase II Deposit; Phase II Closing

7.1

The Transaction Agent shall be Commerce Escrow Company, Los Angeles, California (the “Transaction Agent”), who shall accept delivery of, hold, and deliver documents and instruments on behalf of the various Parties in Connection with the Phase II Deposit and the Phase II Closing, all pursuant to joint instructions in the form attached hereto as Schedule G (the “Joint Instructions”), which each of the Parties shall execute and deliver to the Transaction Agent prior to the Phase II Deposit.

7.2

The term “Phase II Deposit,” as used herein, means the delivery by the Phase II Deposit Date to the Transaction Agent and each of the specified Parties of the documents, instruments, and other items due on or before the Phase II Deposit Date from any of the Parties to any of the other Parties pursuant to this Agreement, duly executed and otherwise in a form and manner that enable the Phase II Provisions to be effective and/or consummated. In addition, on the Phase II Deposit Date, (1) the WWE Parties shall deliver to the Pacific Parties an opinion of counsel in the form attached as Schedule B covering the due authorization of each of the WWE Parties’ execution of this Agreement and that this Agreement is valid and binding upon each of them (provided, however, that no such opinion shall be required on behalf of Eastern Wind if the chief executive officer and the chief financial officer (who, if it has no officers with those exact titles, may be the president and secretary) of Eastern Wind deliver a writing to the Pacific Parties, within the same time period as provided for delivery of the opinion of counsel, certifying that Eastern Wind has been duly authorized by all necessary corporate action to execute this Agreement, and that this Agreement is valid and binding upon Eastern Wind) and (2) the Pacific Parties shall deliver to the WWE Parties an opinion of counsel in the form attached as Schedule C covering the due authorization of each of the Pacific Parties’ execution of this Agreement and that this Agreement is valid and binding upon each of them.

7.3

As used herein, the “Phase II Deposit Date” shall be the second business day after the later of: (a) the date Shareholder Approval has been obtained; (b) receipt by WWE of a TSX Letter; and (c) satisfaction by WWE of all conditions imposed by the TSX Venture which must be satisfied prior to the Phase II Closing.

7.4	No Phase II Deposit shall occur if there is a Shareholder Rejection.

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7.5	As used herein, the term “Phase II Closing” shall mean either the receipt of the Settlement Amount by PHUS or the receipt by PHUS of the Mesa Shares.

7.6	As used herein, the term “Phase II Closing Date” shall mean the date within the Forbearance Period when a Phase II Closing occurs.

Section 8 -	Acceptance of Collateral in Full Satisfaction of the Loan

8.1

Each of the WWE Parties acknowledges, for purposes of Section 9-620 of the Uniform Commercial Code (“UCC”), as it has been adopted by the various states within the United States, that (a) a payment default exists under the Loan Agreement and (b) Verde received the benefit of the Loan by acquiring the Mesa Shares with the Loan proceeds and/or from a capital contribution it received from WWE as a direct result of the Loan and granted PHUS a security interest in the Mesa Shares to secure repayment of the Loan, pursuant to the Pledge Agreement referenced in Schedule A (the “Pledge Agreement”).

8.2

PHUS shall accept payment of the Settlement Amount as a compromise in lieu of payment of the entire Loan balance and in full satisfaction of the Loan and all obligations under the Loan Agreement, if, on or before the Phase II Deposit Date, WWE delivers the Settlement Amount to the Transaction Agent and all of the conditions set forth in Section 8.5 are satisfied. At its option, PHUS may send to Verde a notice under Section 9-620 of the UCC proposing to accept the Mesa Shares in full satisfaction of the Loan, subject to the terms and conditions of this Agreement and the Joint Instructions.

8.3

Verde shall deliver all of the Mesa Shares to the Transaction Agent, to be held on behalf of PHUS, as the assignee of all of PHI’s rights under the Loan Agreement. WWE hereby consents to the assignment from PHI to PHUS, to the extent, if any, that such consent is required.

8.4

PHUS agrees to forbear from enforcing its rights with respect to the Mesa Shares for a period of time (the “Forbearance Period”) that will commence on the date of this Agreement and continue until the end of the earliest to occur of (i) the 210th day following the date of this Agreement, (ii) the occurrence of a Special WWE Default, as defined in Section 16.2 of this Agreement, or (iii) a Shareholder Rejection.

8.5

If the Phase II Deposit occurs, PHUS shall accept payment of the Settlement Amount as a compromise in lieu of payment of the entire Loan balance and in full satisfaction of the Loan and all obligations under the Loan Agreement, if all of the following conditions are satisfied:

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(a)

The Settlement Amount is received in the Transaction Agent’s bank account via wire transfer (pursuant to wire instructions to be provided by the Transaction Agent) with instructions to disburse the Settlement Amount to PHUS or its assignee or designee.

(b)

The Transaction Agent is not prohibited or prevented from disbursing the Settlement Amount to PHUS or its assignee or designee and PHUS or its assignee or designee receives the Settlement Amount within two business days after the Settlement Amount is wired to the Transaction Agent’s account.

(c)	No Special WWE Default has occurred and the Forbearance Period has not otherwise ended or expired.

(d)	PHUS or its assignee or designee is not thereafter required to disgorge any portion of the Settlement Amount as a result of any legal or equitable proceeding.

8.6	If the Phase II Deposit occurs, each of the WWE Parties hereby consents to PHUS’s acceptance of the Mesa Shares in full satisfaction of the Loan as provided herein.

8.7	Verde shall, on or before the Phase II Deposit Date, deliver the following items to the Transaction Agent, who shall hold the items on behalf of PHUS and deliver them as provided in this Section 8:

	(a)	The original certificates of all of the issued and outstanding Mesa Shares.

	(b)	An assignment of the Mesa Shares separate from certificate in blank, duly executed by Verde in the form attached hereto as Schedule H.

(c)

Execution originals of the signed resignations (the “Resignations”) of Mesa’s officers and of members of Mesa’s board of directors, which shall be effective only upon acceptance by PHUS, all substantially in the form attached hereto as Schedule I.

(d)

A resolution of Mesa’s Board of Directors (the “Mesa Resolution”), substantially in the form attached hereto as Schedule J, providing that, as long as the Settlement Payment has not been paid to the Transaction Agent as provided in this Agreement, Mesa shall:

(i) Operate the Mesa Project as a wind energy operation in the ordinary course of business, in accordance with the exercise of that degree of skill, care, prudence (operational and financial),

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foresight and operating practice which would reasonably and ordinarily be expected from operators of facilities (not being owned and operated by Government Agencies) similar to the facilities of Mesa’s business with the asset and operating conditions being consistent with those of Mesa’s business; provided, however, that Mesa shall be allowed to negotiate and sign a new power purchase agreement and/or interconnection agreement with an unrelated third party on terms equal to or better than current terms in effect for the Mesa Project;

(ii)	Take no actions and make no transfers that foreseeably would result in material damage to or reduction of Mesa’s combined business;

(iii)

Not enter into or consummate any transaction or commitment except in the ordinary course of Mesa’s business; provided, however, that Mesa shall be allowed to negotiate and sign a new power purchase agreement and/or interconnection agreement with an unrelated third party on terms equal to or better than current terms in effect for the Mesa Project;

(iv)	Not grant or permit any liens, security interests, or encumbrances over any portion of the Mesa Project;

(v)	Not grant or enter into any stock warrants, stock options, or other agreements to sell or encumber any portion of the Mesa Shares;

(vi)	Not issue any additional equity interests of any kind;

(vii)

Not revoke or modify the Mesa Resolution without PHUS’s prior written consent as long as the Settlement Amount has not been paid to the Transaction Agent as provided in this Agreement and disbursed to PHUS;

(viii)

Not fail to provide the monthly operating reports required by Section 14.2(c) of this Agreement, nor fail to require and obtain monthly operations and maintenance reports from the Mesa Project operations and maintenance manager, which are referenced in Schedule N; and that,

(ix)

Notwithstanding the foregoing, in connection with efforts to raise or generate funds intended to be used to pay the Settlement Amount, Mesa nonetheless may arrange to take any of the actions and enter into any of the transactions or

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commitments that would otherwise be barred by paragraphs 8.7(d)(iii) through 8.7(d)(vi) above, provided that the prohibited actions or transactions may not be performed or consummated unless they are part of a transaction or series of transactions that is/are closed and funded through an escrow handled by the Transaction Agent and can only close upon the payment to PHUS of the Settlement Amount, which shall be delivered to PHUS free and clear of any liens, security interests, or claims.

8.8

On or before the Phase II Deposit Date, PHUS shall deliver to the Transaction Agent an authorization, in the form attached hereto as Schedule K, for the Transaction Agent to file UCC termination statements upon PHUS’s receipt of the Settlement Amount pursuant to the terms of this Agreement.

8.9

The Transaction Agent shall hold the Mesa Shares on behalf of PHUS until the earlier occurrence of the following events: (a) the Transaction Agent has received payment of the Settlement Amount from or on behalf of one or more of the WWE Parties via wire transfer to the Transaction Agent’s account before the end of the Forbearance Period as provided in this Agreement and is not prohibited or prevented from disbursing the Settlement Amount to PHUS or its assignee or designee, and PHUS or its assignee or designee receives the Settlement Amount within two business days after the Settlement Payment is wired to the Transaction Agent’s account, or (b) the conditions to delivery of the Mesa Shares to PHUS have occurred and the Transaction Agent delivers the Mesa Shares to PHUS as provided in this Agreement

8.10

Promptly following the payment and upon the disbursement of the Settlement Amount as described in Section 8.9(a), the Transaction Agent shall return the Mesa Shares, the assignment separate from certificate and the Resignations to Verde or its assignee or designee and file UCC termination statements pursuant to the authorization provided at the Phase II Deposit by PHUS.

8.11

If the Mesa Shares are deposited with the Transaction Agent as provided in this Agreement, and the payment, disbursement, and receipt of the Settlement Amount as described in Section 8.9(a) do not all timely occur:

(a)

The Mesa Shares shall, automatically and without further notice or action on the part of any person or entity, become PHUS’s property in full satisfaction of the Loan, and the Transaction Agent shall deliver the Mesa Shares and the Resignations to PHUS, or its assignee or designee, which may then accept the Resignations.

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(b)

The WWE Parties shall, within ten business days after the expiration or termination of the Forbearance Period (i) cause all books, records, data, and other information pertaining to the Mesa Project and its operation to be made available to PHUS or its assignee or designee at Mesa’s corporate headquarters and (ii) cooperate and assist with the transfer of possession and control of the Mesa Project and its operations from Verde to PHUS or its assignee or designee, including without limitation transfer of all bank accounts, contract rights, intellectual property, and other interests or rights. Each of the WWE Parties acknowledges and agrees that these obligations may be enforced, without limitation, through injunctive relief and/or an order requiring specific performance.

8.12

Nothing contained in or contemplated by this Agreement is intended to create—and nothing shall create—a merger of the security interests granted in the Pledge Agreement and in the Security Agreement referenced in Schedule A (the “Security Agreement”). Without limiting the generality of the preceding sentence, unless the conditions of Section 8.5 are all satisfied, the Pacific Parties shall continue to retain any and all rights they may have under both the Pledge Agreement and the Security Agreement, subject only to the forbearance provisions hereof, notwithstanding and regardless of PHUS’s agreement herein to accept the Mesa Shares in full satisfaction of the Loan, its acceptance of the Mesa Shares in full satisfaction of the Loan, the delivery of the Mesa Shares to the Transaction Agent or PHUS, and PHUS’s assumption of rights and control over the Mesa Project following the Forbearance Period.

8.13

Subject to the proviso in the following sentence, the WWE Parties shall take no action, either directly, or indirectly, to delay or impede the delivery of the Mesa Shares to PHUS or its assignee or designee, or otherwise to prevent, delay, or impair the ability of PHUS or its assignee or designee to obtain and receive the intended benefit of this Agreement. Without limiting the generality of the preceding sentence, to the fullest extent permitted by law, each of the WWE Parties hereby waives any right to seek to modify the form of the transaction described in this Section 8; or otherwise seek to stay or enjoin the completion of the transaction, or employ any equitable or legal remedy that would have the effect of delaying or avoiding the enforcement of this Section 8; provided, however, that the foregoing shall not operate to prevent or impair the right to file for bankruptcy if such action is, in the good faith exercise of reasonable business judgment of the WWE Parties’ respective boards of directors or similar governing bodies, deemed to be necessary as a matter of fiduciary responsibilities to creditors other than insiders, as that term is defined in Section 101(31) of Title 11 of the United States Code.

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8.14	The WWE Parties that are parent entities shall cause their direct and indirect subsidiaries to perform as agreed herein.

8.15

The Transaction Agent shall hold all documents and instruments delivered to it pursuant to this Agreement in connection with the Phase II Deposit in Los Angeles, California, at a location to be specified by the Transaction Agent.

8.16

The Parties shall each pay one-half of the Transaction Agent’s fees and expenses for the Phase II Deposit and the Phase II Closing, the basis for which (e.g., hourly fee or flat rate) shall be agreed upon by the Parties and the Transaction Agent in writing in advance of the Phase II Deposit.

8.17

If (i) the Phase II Deposit occurs, (ii) the WWE Parties fail to timely pay the Settlement Amount prior to the end of the Forbearance Period, and (iii) PHUS, through no fault of its own, is unable to apply the strict foreclosure process described herein to obtain the Mesa Shares and is left to proceed with other remedies, then, in addition to the amounts required under the security documents, the Pacific Parties shall be entitled to recover:

(a)

All legal expenses and costs that the Pacific Parties have reasonably incurred to the date of this Agreement in connection with efforts to settle the parties' disputes relating to the Loan, up to a maximum of U.S. $350,000; and

(b)

All additional legal fees and expenses the Pacific Parties reasonably incur hereafter in connection with enforcement of this Agreement, the Loan Agreement, the Pledge Agreement and/or the Security Agreement, including without limitation all such fees and expenses incurred prior to or during any litigation, arbitration, bankruptcy case, bankruptcy adversary proceeding, or otherwise, including any and all reviews and appeals thereof.

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Section 9 -	REDACTED

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Section 10 -	Termination of Alliance Agreement

10.1

The Alliance Agreement referenced in Schedule A shall be terminated and shall have no further force or effect, automatically and without further notice or action on the part of any party, upon the Phase II Deposit. In the event the Phase II Deposit does not occur for any other reason, the Alliance Agreement shall continue in full force and effect.

10.2

From the execution of this Agreement until the Phase II Deposit Date, or in the event of a Shareholder Rejection, until the date of such Shareholder Rejection (the “Standstill Period”), WWE and PHL shall not be required to perform any obligations under the Alliance Agreement. If there is no Phase II Deposit on or before the Phase II Deposit Date:

	(a)	WWE and PHL must again perform their obligations under the Alliance agreement;

	(b)	Any time limit in the Alliance Agreement that is affected by the Standstill Period must be extended by the Standstill Period;

(c)

for the project in paragraph (b) of the definition of New Project in the Alliance Agreement, WWE and PHL must again resume the process set out in Schedule 1 of the Alliance Agreement as if the Phase II Deposit Date was the first day of the 60 day period in clause 1(c) of the Schedule 1 to the Alliance Agreement.

Section 11 -	Indemnity Obligations

11.1

Each of the WWE Parties shall indemnify the Pacific Parties against, and shall defend and hold them harmless from, any and all claims, actions, and causes of action asserted by any past, present, or future shareholder or creditor of any one or more of the WWE Parties, and all resulting losses, liability, and expenses (including attorneys’ fees and costs of litigation and appeals) arising from or relating to any of the Pacific Parties’ activities or the transactions

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contemplated in this Agreement; provided, however, that WWE shall not have such indemnification and defense obligations relating to any claims, actions, or causes of action by shareholders that are commenced without any form of conduct by any of the WWE Parties or any of their officers, directors, or others acting on behalf of any one or more of them that has the effect of facilitating, suggesting, advising, or otherwise encouraging such shareholder action.

Section 12 -	Releases

12.1

The following releases shall be effective, automatically and without further notice or action on the part of any party, immediately upon the Phase II Deposit. The releases shall not be effective if there is no Phase II Deposit.

12.2

The term “Claims,” as used herein, means any and all claims, counterclaims, actions, causes of action, and rights to damages, whether known or unknown, matured or unmatured, liquidated or unliquidated, choate or inchoate; provided, however, that the following are expressly excluded from definition of Claims and from the otherwise broad releases included in this Agreement: (a) all duties and obligations of WWE included in the Loan Agreement (subject to the forbearance provisions hereof); (b) all obligations, covenants, and duties of Verde under the Pledge Agreement (subject to the forbearance provisions hereof); (c) all obligations, covenants and duties of Mesa under the Security Agreement (subject to the forbearance provisions hereof); and (d) all obligations, covenants, and duties of the Parties undertaken in this Agreement. The obligations, covenants, and duties referenced in subparts (a), (b), and (c) in the preceding sentence are herein collectively referenced as the “WWE Parties’ Non-Released Obligations” and shall survive the Phase I Closing and the Phase II Deposit and shall remain fully enforceable and in full force and effect until they are either satisfied through timely payment of the Settlement Amount or PHUS realizes upon the various items of collateral described in the Pledge Agreement and/or the Security Agreement. None of the Pacific Parties is waiving the default referenced in Section 8.1 above or and any and all other defaults under the Loan Agreement, and all rights and remedies arising from or relating to the defaults are hereby reserved, subject to the forbearance provisions hereof.

12.3

Except as otherwise expressly provided herein, the following releases include, without limitation, all Claims relating to or arising from the Parties’ dealings or interactions with each other (personal, business, or otherwise) and/or from any actual or alleged actions or omissions by or on behalf of the other, and include all Claims arising in tort or in contract, and at law or in equity, and any other form of redress. In connection with the foregoing, the Parties acknowledge that this is a general release of both known and

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unknown claims and acknowledge and waive the provisions of California Civil Code Section 1542, to the extent it is applicable. Section 1542 reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

12.4

Each of the Pacific Parties releases the WWE Parties and all of the officers, directors, employees, agents, contractors, attorneys, and other persons and entities who have ever acted or are acting on behalf of any one or more of the WWE Parties, from any the Claims through the effective date of this release. Each of the Pacific Parties hereby expressly reserves all rights and claims arising from or relating to the WWE Parties’ Non-Released Obligations, subject to the provisions in Section 17.1 hereof.

12.5

Each of the WWE Parties releases the Pacific Parties and all of the officers, directors, employees, agents, contractors, attorneys, and other persons and entities who have ever acted or are acting on behalf of any one or more of the Pacific Parties, from the Claims through the effective date of this release.

Section 13 -	Dismissal or Discontinuance of Claims in the Actions; Other Actions

13.1

On or before the Phase II Deposit Date, each of the Parties that is a party in any of the Actions shall each execute and deliver to the Transaction Agent consents to dismissal or discontinuance of the claims and the counterclaims in the Actions without costs, in the forms attached as Schedule L (the “Consents to Dismissal and Discontinuance”). All claims asserted by any one or more of the Pacific Parties seeking to enforce any of the WWE Parties’ Non- Released Obligations shall be discontinued so as to have ongoing enforceability of the WWE Parties’ Non-Released Obligations for purposes of retaining rights to the collateral granted in the Security Agreement and the Pledge Agreement. All other claims asserted in the Actions shall, to the extent permitted by applicable laws or court rules, be dismissed with prejudice. Each of the Parties shall bear its own costs and fees incurred in connection with the Actions. Each of the Parties waives its right to receive any amount for costs in the Actions, including amounts for any costs actually ordered to be paid in any Action. For purposes of the discontinuance of the Actions, the Parties agree that taxable costs and disbursements payable by PHI to WWE shall be waived by WWE.

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13.2

The Transaction Agent shall hold the Parties’ respective Consents to Dismissal and Discontinuance until all of the Parties have satisfied all of their respective obligations that are to be performed at the Phase II Deposit, at which time the Transaction Agent shall deliver the Consents to Dismissal or Discontinuance to counsel for WWE or the solicitors for PHL (with a copy to the solicitors for WWE), as the case may be, with the instruction that they be presented for entry to the respective courts in which the Actions are filed.

13.3

On the Phase II Deposit Date, PHL shall deliver to WWE, through the Transaction Agent, a letter (the “NLG Letter”) that WWE may deliver to the New York branch of Norddeutsche Landesbank Girozentrale (“NLG”) substantially in the form attached hereto as Schedule M, stating that none of the Pacific Parties has any right or interest in any land owned by WWE or other of the WWE Parties in Kern County, California. The Transaction Agent will hold the NLG Letter until delivery of either the Mesa Shares or the Settlement Amount to PHUS, at which time the Transaction Agent shall deliver the NLG Letter to WWE. The NLG Letter shall not be effective, and the statements contained in it shall not be binding upon the Pacific Parties, prior to the satisfaction of the conditions to delivery of the NLG Letter by the Transaction Agent to WWE.

Section 14 -	Restrictions on Transactions Outside Ordinary Course of Business; Monitoring of Mesa and the Mesa Project

14.1

From the date of this Agreement, none of the WWE Parties shall do any of the following restricted actions respecting the Mesa Shares or the Mesa Project until the earlier of (a) Shareholder Rejection or (b) PHUS has either received the Settlement Amount, as provided in this Agreement or has received the Mesa Shares from the Transaction Agent in full satisfaction of the Loan and assumed control over and possession of the Mesa Project; provided, however, that the restrictions shall not apply to any of the following that is part a transaction or series of transactions that is/are closed and funded through an escrow handled by the Transaction Agent and can only close upon the payment to PHUS of the Settlement Amount:

(a)

Make or assume any payment, commitment, obligation or liability which is outside the ordinary course of business, including but not limited to any bankruptcy or insolvency filing in any jurisdiction; provided, however, that Mesa shall be allowed to negotiate and sign a new power purchase agreement and/or interconnection agreement with an unrelated third party on terms equal to or better than current terms in effect for the Mesa Project.

(b)	Cease to operate its properties.

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(c)	Sell or otherwise in any way alienate or dispose of any assets other than in the ordinary course of business, other than the disposal of inoperable or poorly operating turbines.

(d)	Grant or permit any encumbrances, liens, security interests, or other title defects to attach to any portion of the Mesa Project.

(e)	Transfer to any person or entity any rights to the assets comprising any portion of the Mesa Project.

(f)

Terminate, enter into, amend or otherwise modify, or knowingly cause a modification of any contract, permit, or other right or interest relating to the Mesa Project outside of the ordinary course of Mesa’s business, other than taking out of service or disposing of inoperable or poorly operating turbines; provided, however, that Mesa shall be allowed to negotiate and sign a new power purchase agreement and/or interconnection agreement with an unrelated third party on terms equal to or better than current terms in effect for the Mesa Project.

(g)	Grant or enter into any stock warrants, stock options, or other agreements to sell or encumber any portion of the Mesa Shares.

(h)	Issue any additional equity interests of any kind in Mesa.

(i)	Fail to require and obtain monthly operations and maintenance reports from the Mesa Project operations and maintenance manager, which are referenced in Schedule N.

14.2	At all times during the period specified in Section 14.1, the WWE Parties shall do all of the following:

(a)	Allow access to the Mesa Project on a monthly basis to persons designated by and acting on behalf of PHUS for review and inspection of the Mesa Project.

(b)	Produce and provide PHUS with complete and accurate copies of all resolutions adopted by Mesa’s board of directors or shareholders, within five business days after the resolutions are adopted.

(c)

Provide to PHUS, by fax or email, within 14 days after August 31, 2007 and continuing thereafter within 14 days after the end of each successive calendar month (each of which, including August 2007, is herein referred to as a “Reporting Period”) until the end of the period specified in Section 14.1, a Mesa Project monthly report setting out the details specified in Schedule N.

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14.3

In addition, at all times during the period specified in Section 14.1, WWE shall, within two business days after receiving a written request from PHUS, provide PHUS with a writing describing in reasonable detail the status of WWE’s efforts to obtain financing or another source of funds to pay the Settlement Amount; provided, however, that, unless or until an Event of Default has been caused by one or more of the WWE Parties or a Special WWE Default has occurred, PHUS may make such requests no more frequently than once within any 30-day period.

Section 15 -	Representations and Warranties of the Parties

15.1	Each of the WWE Parties represents, warrants and covenants to each of the Pacific Parties as follows:

(a)

Each of the WWE Parties (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the respective jurisdictions identified with respect to each of them in the preamble to this Agreement; (ii) has full power and authority to enter into this Agreement and perform its obligations hereunder; (iii) is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which such qualification is required; (iv) has full power and authority to own or lease its properties and to carry on its business as now being conducted by it.

(b)

The execution, delivery and performance by each of the WWE Parties of this Agreement and of each of the documents to be delivered under this Agreement have been duly authorized by all necessary actions on the part of each of the respective entities.

(c)

This Agreement and each of the documents to be delivered by any of the WWE Parties under this Agreement have been or will be duly executed and delivered by each of the WWE Parties and (assuming the due authorization, execution and delivery of this Agreement by each and all of the Pacific Parties) constitute valid and binding obligations of each of the WWE Parties.

(d)

Each of the documents prepared or executed by one or more third parties that are to be delivered by any of the WWE Parties under this Agreement has been or will be duly executed and delivered by the signatories thereto.

	(e)	The execution, delivery and performance by each of the WWE Parties of this Agreement and documents to be delivered under this

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Agreement do not and will not directly or indirectly (with or without notice, lapse of time or both):

(i)	conflict with, or result in the breach of, any provision of such entity’s constitutive documents or any resolution adopted by the board of directors, stockholders, or members of such entity;

(ii)

violate any applicable law, statute, rule, regulation, judgment, order, writ or decree of any governmental authority having jurisdiction over such entity or any of its properties, assets or operations;

(iii)

conflict with, violate, result in the material breach or termination of, constitute a material default under, or give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under, or require any consent, approval or waiver by any party under, any of the contracts to be assigned by any such entities; or

(iv)	result in the creation of any lien (other than any lien in favor of any of the Pacific Parties) upon any of such entity’s assets.

(f)

Verde is the sole owner (both legal and equitable) of and has good and marketable title to the Mesa Shares and the Mesa Shares are now, and at the time of their delivery to the Transaction Agent shall be, free and clear of all mortgages, liens, security interests, charges, claims, restrictions and other encumbrances of every kind, except for security interests held by one or more of the Pacific Parties, or as may be permitted pursuant to the resolution to be delivered pursuant to Section 8.7(d) of this Agreement.

(g)

Verde is a member of Steel Park and owns its membership interests in Steel Park, free and clear of all liens, claims and encumbrances other than in favor of one or more of the Pacific Parties. Other than as provided in the Steel Park Operating Agreement referenced in Schedule A, Verde’s interest in Steel Park is not subject to any agreement for sale or option or similar agreement in favor of any person or entity.

(h)

WWE owns 100% of the issued and outstanding shares of Verde’s capital stock, free and clear of all liens, claims and encumbrances, and Verde owns 100% of the issued and outstanding shares Mesa’s capital stock, free and clear of all liens, claims and encumbrances other than in favor of one or more of the Pacific Parties. Mesa owns 100% of the

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assets comprising the Mesa Project, and shall not sell or otherwise in any way alienate or dispose of any of the Mesa Project assets other than in the ordinary course of business, except through the disposal of inoperable or poorly operating turbines. WWE’s share ownership in Verde is not subject to any agreement for sale or option or similar agreement in favor of any person or entity, and neither Verde’s share ownership in Mesa nor Mesa’s ownership of the Mesa Project assets is subject to any agreement for sale or option or similar agreement in favor of any person or entity.

(i)

Neither Mesa nor Verde has entered into, intends to enter into, or shall enter into any agreements to issue any equity interests, warrants, or securities, or options for the same, to any other person or entity, except as may be permitted pursuant to the resolution to be delivered pursuant to Section 8.7(d) of this Agreement.

(j)

Except for the Actions and those proceedings identified in Schedule O, there is no litigation, proceeding or investigation pending or, to the knowledge of WWE, threatened against any of the WWE Parties or any of the assets or the businesses operated by any of them in any court in any jurisdiction, or before any administrative agency, that might result in any material adverse effect upon the business, property, assets or condition, financial or otherwise, of any of these entities or any of their assets, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with any agreement to which any of the WWE Parties is a party.

(k)	Each of the WWE Parties is solvent as of the date of this Agreement, and the transactions contemplated by this Agreement will not render any of these entities insolvent.

(l)

As of the date of this Agreement, none of the WWE Parties is engaged in, or about to engage in, any business or transaction, for which any property remaining with the respective entity immediately thereafter would be an unreasonably small capital to engage in such business or transactions.

(m)

By entering into this Agreement and the transactions contemplated by this Agreement, none of the WWE Parties intends to incur, or believes that it will incur, debts that will be beyond each respective entity’s ability to pay as such debts mature.

(n)	None of the WWE Parties is entering into the transactions contemplated by this Agreement or incurring any obligation pursuant

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to this Agreement with the intent to hinder, delay, or defraud any creditor to which any of them is indebted as of the date hereof or will be indebted at the end of the Forbearance Period or any creditor to which any of them may become indebted after the end of the Forbearance Period.

(o)

Each of the WWE Parties expects to derive substantial benefit (and may reasonably be expected to derive substantial benefit), directly and indirectly, from the transactions contemplated by this Agreement. None of the WWE Parties will assert at any time for any purpose that it has not received reasonably equivalent value in exchange for the transfers referenced in this Agreement.

(p)

Each of the WWE Parties acknowledges and understands that the Pacific Parties are relying on the truth of the representations and warranties given by the WWE Parties herein, that such reliance is justifiable and reasonable, and that the Pacific Parties would not enter into this Agreement unless they believe that all of the WWE Parties’ representations and warranties are true and correct in all material respects.

(q)	The WWE Parties shall perform all such acts as are or may be necessary to satisfy their obligations under and in connection with this Agreement and all ancillary agreements.

(r)	The documents that the WWE Parties are delivering to the Transaction Agent at the Phase I Closing are sufficient to transfer title to the interests of Verde in Steel Park to PHUS.

(s)	None of the WWE Parties has entered into any transaction with any third party resulting in a liability or obligation of Steel Park that has not been disclosed to PHUS in writing.

(t)

As of the Phase II Deposit Date, all books and records of Mesa and of other parties that pertain to the Mesa Project in the possession of any of the WWE Parties shall be delivered to and retained and preserved by Mesa at its corporate offices, free and clear of any liens or encumbrances, throughout the Forbearance Period and thereafter until either (i) the Settlement Amount is paid and disbursed timely pursuant to this Agreement, (ii) PHUS obtains possession of the Mesa Project and the books and records referenced in this subparagraph, or (iii) a Shareholder Rejection occurs.

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(u)	As of the Phase I Closing Date, any and all books and records of Steel Park and of other parties that pertain to Steel Park in the possession of any of the WWE Parties shall be delivered to PHUS.

15.2	Each of the Pacific Parties represents, warrants, and covenants to the WWE Parties as follows:

(a)

Each of the Pacific Parties (i) is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdictions identified with respect to each of them in the preamble to this Agreement and (ii) has full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)

The execution, delivery and performance of this Agreement by the Pacific Parties has been duly authorized by all necessary corporate action on the part of each of the respective Pacific Parties. This Agreement and each of the documents to be delivered by any of the Pacific Parties under this Agreement has been duly executed and delivered by each of the Pacific Parties and (assuming the due authorization, execution and delivery by each and all of the WWE Parties) constitutes the valid and binding obligation of each of the Pacific Parties.

(c)

The execution, delivery and performance by the Pacific Parties of this Agreement, the consummation by them of the transactions contemplated by this Agreement, and the compliance by each of them with its obligations under this Agreement do not and will not directly or indirectly (with or without notice, lapse of time or both):

		(i)	conflict with, or result in the breach of, any provision of such entity’s constitutive documents or any resolution adopted by the board of directors, stockholders, or members of such entity; or

(ii)

violate any applicable law, statute, rule, regulation, judgment, order, writ or decree of any governmental authority having jurisdiction over such entity or any of its properties, assets or operations.

(d)

Each of the Pacific Parties acknowledges and understands that the WWE Parties are relying on the truth of the representations and warranties given by the Pacific Parties herein, that such reliance is justifiable and reasonable, and that the WWE Parties would not enter into this Agreement unless they believe that all of the Pacific Parties’

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representations and warranties are true and correct in all material respects.

(e)	The Pacific Parties shall perform all such acts as are or may be necessary to satisfy their obligations under and in connection with this Agreement and all ancillary agreements.

(f)

Within fifteen days of receipt of a written request from any of the WWE Parties, PHUS shall provide in writing a schedule reflecting (i) all financing statements, mortgages, and similarly effective documents recorded to perfect security interests of the Pacific Parties against any of the WWE Parties, including any identification number for such documents, the date and location of filing, and (ii) the location of all collateral held by PHUS relating to any of the WWE Parties.

Section 16 -	Events of Default

16.1	Only one or more of the following shall constitute an “Event of Default” hereunder :

	(a)	Failure by any Party to comply with any material provision of or to perform any material obligation arising under this Agreement in a timely manner.

	(b)	Any representation or warranty made herein, or in any of the documents referenced in the Schedules to this Agreement proves to be untrue in any material respect.

(c)

The commencement of any case, proceeding or other action with respect to any Party, under any existing or future law relating to bankruptcy, reorganization, insolvency, liquidation, relief of debtors or similar law, seeking to have an order of relief entered or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial portion of its assets, or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, other than an involuntary case, proceeding or action which is filed without the encouragement or collusion of any of the Parties and is dismissed, terminated, or stayed within forty-five (45) days after it is commenced.

	(d)	Any Party shall:

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(i)	Make a general assignment for the benefit of its creditors;

(ii)	Dissolve (or commence or have commenced against it a proceeding for dissolution of) the entity; or

(iii)	Take any action in furtherance of or indicating its consent to, approval or, or acquiescence in and of the acts set forth in subparts (c) or (d) of this Section 16.1.

(e)

An Event of Default by any of the WWE Parties shall be an Event of Default as to all the WWE Parties. An Event of Default as to any of the Pacific Parties shall be an Event of Default as to all of the Pacific Parties.

16.2	Only one or more of the following shall constitute a "Special WWE Default" hereunder:

	(a)	Any of the WWE Parties commits bad faith waste of the Mesa Project assets (as “bad faith waste” is defined under California law).

(b)

Any of the WWE Parties recklessly, intentionally or maliciously (i) takes any action that materially and adversely affects the value of Mesa, the Mesa Project, or the Mesa Shares or (ii) permits any action to occur that materially and adversely affects the value of Mesa, the Mesa Project, or the Mesa Shares, provided that the WWE Party which took or permitted the action knew or should have known that the action was reasonably likely to materially and adversely affect the value of Mesa, the Mesa Project, or the Mesa Shares.

(c)

Any of the WWE Parties recklessly, intentionally or maliciously takes any action that (i) is reasonably likely to materially and adversely affect the value of Mesa, the Mesa Project, or the Mesa Shares or (ii) permits any action to occur that is reasonably likely to materially and adversely affect, the value of Mesa, the Mesa Project, or the Mesa Shares and the action is not reversed or modified so as to avoid any such material and adverse effect within ten (10) days after notice from the Pacific Parties or such sooner time period after receipt of such notice as necessary to prevent the effect from occurring.

	(d)	Any of the WWE Parties fails to comply with the provisions of Section 14.2.

	(e)	Mesa enters into a commitment or transaction, or takes any action prohibited by the terms of the resolution delivered pursuant to Section 8.7(d) of this Agreement.

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(f)

Any of the representations or warranties made by any one or more of the WWE Parties in the following sections of this Agreement is or becomes untrue in any material respect: Section 15.1(f); Section 15.1(h); Section 15.1(i).

Section 17 -	Remedies

17.1

In this Section 17, the term “Non-Defaulting Side” means the Pacific Parties if an Event of Default was caused by the WWE Parties, and means the WWE Parties if an Event of Default was caused by the Pacific Parties.

(a)

If an Event of Default occurs prior to the Phase I Closing, then the Non-Defaulting Side may elect not to proceed with both the Phase I Closing and the Phase II Closing and shall retain all remedies they have as of the date of this Agreement.

(b)

If an Event of Default occurs after the Phase I Closing but before the Phase II Deposit, then the Non-Defaulting Side may elect not to proceed with the Phase II Deposit and Phase II Closing and shall retain all remedies they have as of the date of this Agreement.

(c)

If an Event of Default by the WWE Parties occurs after the Phase II Deposit, other than a Special WWE Default, the Pacific Parties shall take no action during the Forbearance Period and shall be deemed to waive any such Event of Default if either (1) the Settlement Amount is paid by the WWE Parties prior to the end of the Forbearance Period or (2) any of the Pacific Parties receives the Mesa Shares pursuant to Section 8.11(a) above and control of the Mesa Project pursuant to Section 8.11(b) above. However, if neither of the events described in subparts (1) or (2) of the preceding sentence occurs, and no Special WWE Default has occurred, then the Pacific Parties’ remedies shall not include any action to have this Agreement rescinded, reformed or modified; the relief available to the Pacific Parties shall be limited to foreclosure on the Mesa Shares, enforcement of the Loan Agreement, Pledge Agreement and Security Agreement (which shall in such event survive this Agreement), and Section 8.17 hereof; and any relief shall take into account the three million dollars ($3,000,000.00) credited against the Loan and interest thereon pursuant to Sections 5 and 6 above, to the extent the WWE Parties have not previously obtained the benefit of such credit.

	(d)	If an Event of Default by the Pacific Parties occurs after the Phase II Deposit, then the WWE Parties shall take no action during the Forbearance Period and shall be deemed to waive any such Event of

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Default if either (1) the Settlement Amount is paid by the WWE Parties prior to the end of the Forbearance Period or (2) any of the Pacific Parties receives the Mesa Shares pursuant to Section 8.11(a) above. However, if neither of the events described in subparts (1) or (2) of the preceding sentence occurs, then as the sole remedy of the WWE Parties for such Event of Default, in the event that the Pacific Parties bring an action to recover the Loan, the WWE Parties may offset (without making any claim for affirmative recovery) any damages they can prove as a result of such Event of Default against the amount due on the Loan plus interest, and may recover any sums or receive any credit to which they may be entitled with respect to the three million dollars ($3,000,000.00) credited against the Loan and interest thereon pursuant to Sections 5 and 6 above, to the extent the WWE Parties have not previously obtained the benefit of such credit.

(e)

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall impair the right of any of the Parties to enforce, through any available judicial means, the indemnity obligations contained in this Agreement.

17.2	The following shall apply in the event of a Special WWE Default:

	(a)	The Pacific Parties shall have all remedies available to them in law and equity; provided however, that:

(i)

If the Special WWE Default is one of the types described in Sections 16.2(a), (b), (c), or (d), the monetary relief to which the Pacific Parties shall be entitled shall be limited to all sums then due under the Loan Agreement plus the amounts provided for in Section 8.17; provided, however, that any relief shall take into account the U.S. $3,000,000.00 credited against the Loan and interest thereon pursuant to Sections 5 and 6 above, to the extent the WWE Parties have not previously obtained the benefit of such credit.

		(ii)	If the Special WWE Default is one of the types described in Sections 16.2(e) or (f), the monetary relief to which the Pacific Parties shall be entitled shall be limited to the greater of:

(A)

An amount equal to the diminution of value of Mesa, the Mesa Project, and/or the Mesa Shares that has resulted, directly or indirectly, from one or more Special WWE Defaults(s) of the type described in Section 16.2(d), (e), or (f); or

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(B)	All sums then due under the Loan Agreement plus the amounts provided for in Section 8.17;

provided, however, that any relief shall take into account the U.S. $3,000,000.00 credited against the Loan and interest thereon pursuant to Sections 5 and 6 above, to the extent the WWE Parties have not previously obtained the benefit of such credit.

(b)	The Pacific Parties also may elect (i) to terminate the Forbearance Period and (ii) to exercise their rights under Section 8.11 or Section 8.17, as applicable.

17.3	If PHUS asserts that a Special WWE Default has occurred, and seeks to terminate the Forbearance Period pursuant to Section 17.2(b), the following procedure shall apply:

(a)

PHUS may deliver a written notice to the Transaction Agent stating that a Special WWE Default has occurred, with a copy of the notice being sent substantially concurrently to the WWE and Verde, using the Parties’ Contact Information for the WWE Parties. The notice shall state the nature of the alleged Special WWE Default and the basis for PHUS’s assertion that the Special WWE Default meets the definition set forth in Section 16.2.

(b)

If, within five business days after delivery of a Special WWE Default notice, Verde does not deliver a notice to the Transaction Agent denying that a Special WWE Default has occurred in the form provided in Section 17.3(d) below, the Transaction Agent shall immediately deliver the Mesa Shares to PHUS.

(c)

Upon such delivery of the Mesa Shares, PHUS shall accept the Mesa Shares in satisfaction of the Loan if it is then able to do so without violating any applicable law or court order. If PHUS is not able to do so, it shall be entitled to retain the Mesa Shares in its possession as the secured party under the Pledge Agreement, with the right to pursue any and all legal and equitable remedies it may have with respect to the Mesa Shares and the Loan.

(d)

If, within five business days after delivery of a Special WWE Default notice, Verde delivers a notice to the Transaction Agent denying that a Special WWE Default has occurred, and stating a basis for why the assertion by PHUS in the notice of default delivered pursuant to Section 17.3(b) is untrue, the Transaction Agent shall refrain from

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delivering the Mesa Shares to PHUS for seven business days after PHUS’s delivery of the Special WWE Default notice.

(e)

If, within the seven-day period referenced in Section 17.3(d) above, the Transaction Agent has received no notice of the issuance or existence of a judicially issued or statutorily imposed restraining order, injunction, or stay that prohibits the Transaction Agent from delivering the Mesa Shares to PHUS pursuant to the terms of this Agreement, the Transaction Agent shall promptly deliver the Mesa Shares to PHUS. Upon such delivery, PHUS shall have the rights and limitations provided in Section 17.3(c) above with respect to the Mesa Shares.

(f)

If, within the seven-day period referenced in Section 17.3(d) above, the Transaction Agent receives notice of the issuance or existence of such a restraining order, injunction, or stay, the Transaction Agent shall comply with the terms thereof, pending expiration or termination thereof.

17.4	The remedies of the Non-Defaulting Parties in connection with an Event of Default and in connection with a Special WWE Default shall be limited as provided in this Agreement.

Section 18 -	Party Contact Information

18.1

Any notices or deliveries of documents or instruments to be made under this Agreement, other than documents or instruments to be delivered to the Transaction Agent, shall be made to the following persons (each, a “Contact Person” for the respective parties they represent) using the contact information (the “Parties’ Contact Information”) shown below:

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If to any one or more of the WWE Parties:

Western Wind Corporation
632 Foster Avenue, Coquitam, BC V3JL27
Attn: Jim Henning

Facsimile:            +1-604-677-5212
Email:                     jhenning@shaw.ca

With a copy to:

Chadbourne & Parke LLP
350 South Grand Avenue
Suite 3300
Los Angeles, CA 90071
Attn: Edward W. Zaelke

Facsimile:            +1- 213-622-9865
Email:                   ezaelke@chadbourne.com

If to any one or more of the Pacific Parties:

Pacific Hydro International Pty Ltd.
Level 10
474 Flinders Street
Melbourne, VIC, 3000, Australia
Attn: Company Secretary

Facsimile:            +61-3-9620-4433
Email:                     mziemer@pacifichydro.com.au

With a copy to:

Stoel Rives LLP
600 University St., Ste. 3600
Seattle, WA 98101 USA
Attention: Alan R. Merkle

Facsimile:            +1-206-386-7500
Email:                   armerkle@stoel.com

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18.2

Notices shall be in writing and, if they are not accompanied by physical delivery of any item, may be delivered either (a) in person, by courier, or by mail, postage and shipping prepaid, to the addresses of the respective recipient’s contact addresses shown above or (b) by facsimile transmission directed to each Contact Person for the respective recipient and faxed to the respective fax numbers shown above, or (c) by email sent to the respective email addresses shown above. Delivery shall be deemed complete upon successful fax or email delivery or upon the third business day following mailing, whichever shall first occur.

18.3

Deliveries of original documents, original instruments, and tangible goods and property, other than those to be delivered to the Transaction Agent, shall be made, postage and shipping prepaid, to the corporate address of the respective party shown above or to such other address as the respective Contact Persons may direct in writing prior to shipment, transmission, or delivery of the items.

18.4	No party shall refuse or otherwise attempt to avoid delivery of any notice.

18.5

The WWE Parties and the Pacific Parties may change the identity of their respective Contact Persons or any other portions of the contact information shown above by providing written notice of such change in accordance with the foregoing notice provisions.

Section 19 -	Statements Regarding this Agreement

19.1

Unless required to do so by the applicable laws or regulations, none of the WWE Parties or persons or entities acting on behalf of any one or more of them and none of the Pacific Parties or persons or entities acting on behalf of any one or more of them shall be permitted to issue a press release, make any written report or statement that is to be released to the public, or make any oral public statement (each a “Statement”) regarding the terms of this Agreement, any ancillary agreement, or the Actions unless and until they have delivered the text of any proposed Statement to the Contact Person for the other parties, and either (a) the Contact Person for the other parties does not object in writing within 24 hours after delivery of the text of the proposed Statement (excluding weekends and public holidays observed in the country of the parties receiving the proposed Statement) or (b) the Contact Person for the other Parties provides written consent and approval of the proposed Statement on behalf of those parties, which approval shall not be unreasonably withheld or delayed.

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19.2

Nothing contained in this section or elsewhere in this Agreement shall be construed as modifying the strict confidentiality provisions regarding the REDACTED _____________ ] set forth in Section 9 above. No Statement shall _____________________________________________________________________ disclose [REDACTED ________________________________________________ _________], regardless of any other Party’s failure to object to any proposed Statement.

Section 20 -	General

20.1

The Parties agree to execute all documents and to take all such steps as are necessary to effect the terms of this Agreement, including, without limiting the generality of the foregoing, (a) doing all such things and acts as are necessary to effect the transfer of Verde’s membership interests in Steel Park to PHUS and the Mesa Shares and all assets of Mesa as contemplated by this Agreement and (b) executing and delivering, for filing in any one or more of the Actions, any and all notices or stipulations that are appropriate or necessary to effectuate or fulfill the provisions of this Agreement and are consistent with the terms hereof.

20.2

This Agreement, together with the documents to be signed in connection with it, plus those portions of the Loan Agreement, the Pledge Agreement, and the Security Agreement that are not released herein, constitutes the entire agreement between the Parties and supersedes all prior communications, representations and agreements, whether verbal or written, between the Parties with respect to the settlement of the Actions.

20.3	Subject to any consents, acknowledgements, approvals or otherwise as may be required, this Agreement may be amended or modified only by written instruments signed by the Parties hereto.

20.4

This Agreement and all of its provisions shall inure to the benefit of and be binding upon the Parties hereto and their respective employees, agents, directors, officers, subsidiaries, associated or affiliated companies, heirs, executors, administrators, personal legal representatives, successors and assigns.

20.5

If any term, covenant or condition contained herein is, to any extent, held by a court of competent jurisdiction to be invalid or unenforceable in any respect under the laws governing this Agreement or any part thereof, the remainder of this Agreement shall be reformed so as to most fully conform to the intent of the parties, but without the offending provision.

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20.6

This Agreement shall be governed by and construed in accordance with the domestic laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to principles of conflicts of laws, except with respect to the foreclosure referenced in Section 8 and related procedures, which shall be governed by the law of the State within the United States where the collateral is situated at the time of enforcement.

20.7

If any portion of this Agreement or the covenants, representations, warranties, or obligations hereunder become the subject of litigation or arbitration, the prevailing party shall be entitled to reimbursement from the other party(ies) for its reasonable costs, reasonable expenses and reasonable attorneys’ fees so incurred, including without limitation those incurred in connection with any appeals thereof, in connection with any bankruptcy case or proceeding, and any appeals thereof.

20.8	Each of the Parties shall each bear its own costs and fees incurred in negotiating this Agreement.

20.9	When used in this Agreement, terms such as “herein,” “hereto,” and “hereof” refer to the entire Agreement, and are not limited to any portion or portions of this Agreement.

20.10

This Agreement has been reviewed by legal counsel for all parties, who have participated in its preparation and negotiation. The language of this Agreement, including without limitation any ambiguities, shall not be construed in favor of any one or more parties or against any one or more other parties.

20.11

In any list of items set forth in this Agreement prefaced by the words “without limitation,” the inclusion of some items is intended to be by way of example, and is not intended to exclude other items.

20.12

This Agreement may be signed in any number of counterparts and all such counterparts taken together will be deemed to constitute one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile transmission and, when so delivered, such signed counterparts shall have the same effect as delivery of signed originals. Any party that delivers its signature by facsimile transmission will also promptly deliver the original signed counterpart to the Contact Person for the other Parties identified hereinabove by overnight express courier; however, failure to deliver the original signed counterpart shall not invalidate this Agreement.

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          IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

PACIFIC HYDRO PTY LTD. ACN 057 PACIFIC HYDRO US HOLDINGS, INC. 279 508

By __________________________________________	By __________________________________________
Its _______________________________________	Its _______________________________________

PACIFIC HYDRO INTERNATIONAL
PTY. LTD. ACN 073 323 109

By __________________________________________
Its _______________________________________

WESTERN WIND ENERGY CORP.	VERDE RESOURCES CORPORATION

By __________________________________________	By __________________________________________
Its _______________________________________	Its _______________________________________

MESA WIND POWER CORPORATION	AERO ENERGY LLC

By __________________________________________	By __________________________________________
Its _______________________________________	Its _______________________________________

EASTERN WIND POWER INC.

By __________________________________________
Its _______________________________________

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SCHEDULE A

LIST OF THE PARTIES’ PRIOR AGREEMENTS

(Recital D)

1.	Exclusivity Deed between PHI and WWE dated October 20, 2005;

2.	Alliance Agreement between PHI and WWE dated January 27, 2006;

3.	Subscription Agreements between PHI and WWE dated October 20, 2005; December 16, 2005; and January 27, 2006;

4.	Limited Liability Company Operating Agreement of Steel Park LLC between Verde and PHUS dated April __, 2006;

5.	Security Agreement between Steel Park and PHL dated April 28, 2006;

6.	Standstill Agreement between WWE and PHL dated July 21, 2006;

7.	Loan Agreement between PHI and WWE dated July 24, 2006;

8.	Security Agreement between Mesa (then known as PAMC Management Corporation) and PHUS, entered into on or about July 24, 2006;

9.	Pledge Agreement between Verde and PHUS entered into on or about July 24, 2006;

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SCHEDULE B

FORM OF OPINION OF COUNSEL
TO BE PROVIDED BY WWE PARTIES

(Section 7.2)

[See Attached]

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SCHEDULE C

FORM OF OPINION OF COUNSEL
TO BE PROVIDED BY PACIFIC PARTIES

(Section 7.2)

[See Attached]

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SCHEDULE D

LIST OF STEEL PARK ASSETS
TO BE DISTRIBUTED TO VERDE

(Section 5.1)

[See Attached]

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SCHEDULE E

ASSIGNMENT OF MEMBERSHIP INTEREST IN STEEL PARK, LLC

(Section 5.1)

[See Attached]

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SCHEDULE F

FORM OF RESIGNATIONS OF VERDE-NOMINATED MANAGERS AT STEEL PARK

(Section 5.1(c))

[See Attached]

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SCHEDULE G

JOINT INSTRUCTIONS TO TRANSACTION AGENT

(Section 7.1)

[See Attached]

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SCHEDULE H

ASSIGNMENT SEPARATE FROM CERTIFICATE OF MESA SHARES
FROM VERDE TO PHUS OR ASSIGNS

(Section 8.7(b))

[See Attached]

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SCHEDULE I

FORM FOR RESIGNATION OF OFFICERS AND DIRECTORS OF MESA

(Section 8.7(c))

[See Attached]

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SCHEDULE J

MESA BOARD OF DIRECTORS RESOLUTION

(Section 8.7(d))

[See Attached]

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SCHEDULE K

AUTHORIZATION BY PHUS FOR TRANSACTION AGENT
TO FILE UCC TERMINATION STATEMENT

(Section 8.8)

[See Attached]

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SCHEDULE L

FORMS OF CONSENTS TO DISMISSAL OR DISCONTINUANCE
OF CLAIMS ASSERTED IN THE ACTIONS

(Section 13.1)

[See Attached]

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SCHEDULE M

FORM OF NLG LETTER

(Section 13.3)

[To be placed on PHI Letterhead]

Norddeutsche Landesbank Girozentrale
[Insert address for New York branch.]

Gentlemen:

Please be advised that none of the Pacific Parties (as defined below) has or claims any right or interest in any land owned by any of the WWE Parties (as defined below) situated in Kern County, California.

For purposes of this letter, the term “Pacific Parties” includes all of the following:

Pacific Hydro Pty Ltd. ACN 057 279 508
Pacific Hydro International Pty. Ltd. ACN 073 323 109
Pacific Hydro US Holdings, Inc.

For purposes of this letter, the term “WWE Parties” includes all of the following:

Western Wind Energy Corp.
Verde Resources Corporation
Mesa Wind Power Corporation
Aero Energy LLC
Eastern Wind Power Inc.

Sincerely, PACIFIC HYDRO PTY LTD. ACN 057 279 508

By  ____________________________
      Its __________________________

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SCHEDULE N

MESA PROJECT MONTHLY REPORT FORM

(Section 14.2(b))

To:	Pacific Hydro Pty Ltd; Attention: Company Secretary
From:	Western Wind Energy Corporation
Re:	Mesa Monthly Report For the Month of [ ] (Reporting Period)
Date:	[ ]

Attached is the operations and maintenance report for the Reporting Period prepared by [name of operations and maintenance management contractor].

During the Reporting Period:

1.        Approximate project availability (based on the percentage of turbines operating) was [ ].

2.        KW and KWh metered production was [ ].

3.        Power generation sales revenue received was [ ].

4.        The following Mesa Project related contracts or licences were entered into, modified or terminated: __________

5.        The following unscheduled maintenance of turbines, panels or other equipment was undertaken: __________

6.        Outage events, including station events or utility events were as follows: ____

7.        The following reported safety incidents occurred: _______

8.        The following environmental matters, including environmental incidents, site clean-up activities, compliance confirmations or non-compliance problems occurred: ________

           Certified as true by:

__________________________________
Print Name:     _______________________
Title:  _____________________________

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SCHEDULE O

LIST OF PROCEEDINGS IN WHICH ANY OF THE WWE PARTIES
IS INVOLVED, OTHER THAN THE ACTIONS
(Section 15.1(j))

1.	Action Number S-064028 in the Supreme Court of British Columbia.

Plaintiffs and Defendants by Counterclaim: Paul Woodhouse and Darlene Gillis.

Defendants and Plaintiffs by Counterclaim: Western Wind Energy Corp. and Jeffrey Joseph Ciachurski.

2.	Action Number S-063786 in the Supreme Court of British Columbia.

Plaintiffs: Paul Woodhouse and Darlene Gillis.

Defendants: Western Wind Energy Corp. and Jeffrey Joseph Ciachurski.

3.	Cause Number S/C/3600/06 in the Court of Queen’s Bench of New Brunswick.

Plaintiffs: Eastern Wind Power Inc. and Western Wind Energy Corporation.

Defendants: Paul F. Woodhouse and Darlene R. Gillis

4.	Case Number C2004-6899 in the Superior Court of the State of Arizona in and for the County of Pima now Action Number CV 05-119 TUC DCB in the United States District Court, District of Arizona.

Plaintiffs: Michael G. Wystrach and Grace W. Wystrach, husband and wife.

Defendants: Jeffrey Ciachurski and Western Wind Energy Corp., a foreign corporation.

5.	Action Number S-067164 in the Supreme Court of British Columbia.

Plaintiffs: Michael G. Wystrach and Grace W. Wystrach.

Defendants: Western Wind Energy Corp., Jeffrey J. Ciachurski and Pacific Corporate Trust Company.

6.	Action Number S-074637 in the Supreme Court of British Columbia.

Plaintiffs: Michael G. Wystrach and Grace W. Wystrach.

Defendants: Western Wind Energy Corp. and Jeffrey Ciachurski.